Exhibit 5

ATTORNEYS AT LAW

777 EAST WISCONSIN AVENUE
MILWAUKEE, WI 53202-5306
414.271.2400 TEL
414.297.4900 FAX
www.foley.com

CLIENT/MATTER NUMBER 042365-0242
August 9, 2011
Orion Energy Systems, Inc.
2210 Woodland Drive
Manitowoc, Wisconsin 54220
Ladies and Gentlemen:
     We have acted as counsel for Orion Energy Systems, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,500,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), and the related Common Share Purchase Rights (the “Rights”) which may be issued pursuant to the Orion Energy Systems, Inc. 2004 Stock and Incentive Awards Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 7, 2009, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”).
     As such counsel, we have examined: (i) the Plan; (ii) the Registration Statement, including the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended to date; (iv) the Amended and Restated Bylaws of the Company, as amended to date; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other documents and records and certificates of government officials as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
     Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (c) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:
     1. The shares of Common Stock, when issued by the Company pursuant to the terms and conditions of the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
     2. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.
     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Foley & Lardner LLP

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